Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

August 10, 2026

Gores Holdings XII, Inc.

6260 Lookout Road

Boulder, CO 80301

Ladies and Gentlemen:

We have acted as U.S. counsel to Gores Holdings XII, Inc., a Cayman Islands exempted company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company of (a) 31,200,000 units (the “Firm Units”) of the Company, each such unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), and one-fourth of one warrant of the Company (each whole warrant, a “Warrant”); each whole Warrant entitles the holder thereof to purchase one Class A Ordinary Share as specified in the Registration Statement, (b) up to an additional 4,680,000 units that the underwriter will have a right to purchase from the Company to cover over-allotments (the “Option Units” and, together with the Firm Units, the “Units”) and (c) all Class A Ordinary Shares and all Warrants issued as part of the Units as specified in the Registration Statement. References in this letter to “Units” and “Warrants” include any additional Units and Warrants that may be sold by the Company pursuant to Rule 462(b) under the Securities Act.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of Amended and Restated Memorandum and Articles of Association of the Company that is filed as Exhibit 3.2 to the Registration Statement; (ii) the Registration Statement; (iii) the form of the underwriting agreement proposed to be entered into between the Company and the representative of the underwriters named therein (the “Underwriting Agreement”) that is filed as Exhibit 1.1 to the Registration Statement; (iv) the Specimen Unit Certificate that is filed as Exhibit 4.1 to the Registration Statement; (v) the Specimen Class A Ordinary Share Certificate that is filed as Exhibit 4.2 to the Registration Statement; (vi) the Specimen Warrant Certificate that is filed as Exhibit 4.3 to the Registration Statement; (vii) the form of warrant agreement proposed to be entered into by and between the Company and Equiniti Trust Company, LLC, as warrant agent (the “Warrant Agent”) that is filed as Exhibit 4.4 to the Registration Statement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed that (i) the Company is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) the Company has the requisite corporate power and authority to enter into and perform the Units and the Warrant Agreement; and (iii) the execution, delivery and performance of the Units and the Warrant Agreement have been duly authorized by all necessary corporate action of the Company. We have further assumed that each of the documents identified in clauses (i) through (vii) of the preceding paragraph will be entered into, adopted or filed as appropriate.

August 10, 2026

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Units, when delivered to and paid for by the underwriter in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by Equiniti Trust Company, LLC, as transfer agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Warrants that are part of the Units, when the Units are delivered to and paid for by the underwriter in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Weil Gotshal & Manges, LLP